Exhibit 99.1

Kingold Jewelry Regains Compliance with

Nasdaq’s Minimum Closing Bid Price

WUHAN CITY, China, November 6, 2019 - Kingold Jewelry, Inc. ("Kingold" or the "Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that it has received a letter from The Nasdaq Stock Market (“Nasdaq”), indicating that Kingold has regained compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Stock Market, pursuant to the Listing Rules. Nasdaq indicated within its letter that since the Company has regained compliance with Listing Rule 5550(a)(2), this matter is now closed.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “expects,” “believe,” “project,” “anticipate,” or similar expressions. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact	Investor Relations Counsel:
Kingold Jewelry, Inc.	The Equity Group Inc.
Bin Liu, CFO	Adam Prior (in US)
Phone: +1-847-660-3498 (US) /	Phone: +212 836-9606
+86-27-6569-4977 (China)	aprior@equityny.com
bl@kingoldjewelry.com
Lucy Ma (in China)
Phone: 86-10 5661 7012
lma@equityny.com